Exhibit 99.1

GXS Announces Its Fourth Quarter and Full Year 2010 Earnings Conference Call

GAITHERSBURG, MD — April 1, 2011 — GXS, the world’s largest B2B e-commerce provider, today announced that it will host a conference call to discuss the company’s fourth quarter and full year 2010 financial results with the investment community.  The call will be held on Tuesday, April 5, 2011, at 1:00 p.m. Eastern Time.

Conference call details:

What:  GXS Worldwide, Inc. Fourth Quarter and Full Year 2010 Earnings Conference Call
Date:  Tuesday, April 5, 2011
Time:  1:00 p.m. Eastern Time
Dial-in Number:  1-877-269-6740 (when calling in, you’ll be asked for your name and the Conference ID Number)
Conference ID Number:  57271281
Replay Dial-In Number:  1-800-642-1687 or 1-706-645-9291 (replay will be available for one week, beginning two hours after the call ends)

On March 31, 2011, GXS  Worldwide, Inc. filed its 2010 Annual Report on Form 10-K with the Securities and Exchange Commission.  In that report, GXS provided certain non-GAAP financial measurements including Adjusted EBITDA.  The Adjusted EBITDA presented in our 10-K did not include the impact of deferred income associated with our accounting of the Inovis acquisition which closed June 2, 2010 (the “Merger”).  To be consistent with how we presented the calculation of Adjusted EBITDA in our third quarter 2010 10-Q, below is a presentation of Adjusted EBITDA as further adjusted for the impact of deferred income associated with the Merger.

	Year Ended December 31,
(in $ 000s)	2008 Amount ($)	2009 Amount ($)	2010 Amount ($)
Net Income (loss)	5,546	(25,532)	4,002
Adjustments
Income tax expense (benefit)	2,945	(1,259)	(25,528)
Interest expense, net	50,353	74,357	86,071
Depreciation and amortization	57,318	53,512	48,708
Stock compensation expense	125	150	403
Other income (expense), net	1,327	(807)	78
Restructuring charges	5,959	7,549	5,635
Asset impairment charges	2,974	–	–
Merger and acquisition fees	781	2,535	8,555
Integration costs (1)	–	–	676
Deferred income adjustment (2)	–	–	4,379
Loss on disposition of assets	–	–	1,724
Loss on extinguishment of debt	–	9,588	–
Management fees	2,000	2,000	4,833
Total adjustments	123,782	147,625	135,534
Adjusted EBITDA	129,328	122,093	139,536

(1)	Integration costs represent specific incremental operating expenses associated with the integration of the Inovis business.

(2)
Purchase accounting requires that deferred income of an acquired business to be written-down to fair value at the date of purchase. In the twelve months following the Merger, revenue and operating income will be impacted by this adjustment.

About GXS

GXS is a leading integration services provider and operates the world’s largest integration cloud, GXS Trading Grid®.  Our software and services help more than 40,000 companies, including 75 percent of the Fortune 500 and 24 of the top 25 supply chains, extend their partner networks, automate receiving processes, manage electronic payments, and improve supply chain visibility.  GXS Managed Services, our unique approach to improving B2B integration operations, combines GXS Trading Grid with our process orchestration services and global team to manage a company’s multi-enterprise processes.  Based in Gaithersburg, Maryland, GXS has direct operations in 20 countries, employing more than 2,000 professionals.  To learn more, see http://www.gxs.com, read our blog at http://blogs.gxs.com, follow us on Twitter at http://twitter.com/gxs and join us on LinkedIn at http://www.linkedin.com/company/gxs.

Investor Relations:
Gregg Clevenger
Executive Vice President and Chief Financial Officer
GXS Worldwide, Inc.
301-340-5188
gregg.clevenger@gxs.com